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                                    EXHIBIT 5.1
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                                    June 7, 1996



Board of Directors
NeoRx Corporation
410 West Harrison Street
Seattle, WA  98119-4007

     Re:  Registration of 346,763 Shares of Common Stock
Dear Ladies and Gentlemen:

       We have acted as counsel to NeoRx Corporation (the "Company") in connection with the proceedings to register for resale under the Securities Act of 1933, as amended, (i) 268,904 previously issued and outstanding shares of the Company's Common Stock (the "Shares") and
(ii) 77,859 shares (the "Warrant Shares") of the Company's Common
Stock issuable upon the exercise of certain warrants (the "Warrants"). We have also reviewed the corporate proceedings related to the issuance of the Shares and the Warrants.

       Based on the foregoing, it is our opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, upon payment of the related exercise price and the issuance and delivery of the Warrant Shares in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

       We consent to the filing of this opinion as an exhibit to the Company's registration statement on Form S-3 with respect to the Shares and the Warrant Shares and to the reference to our firm in the registration statement under the captions "Legal Opinions."

                                             Sincerely,


                                             PERKINS COIE